EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158097 on Form S-3 and Registration Statement No. 333-144315 on Form S-8 of our report dated February 23, 2011 relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in this Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Houston, Texas

February 28, 2011